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                                                                  Exhibit 99.4



            CONSENT OF NETSCAPE COMMUNICATIONS CORPORATION

NETSCAPE COMMUNICATIONS CORPORATION ("Netscape") hereby consents to the description of its use of services of Cyber Dialogue Inc. substantially in the form attached hereto as EXHIBIT A and appearing in the Prospectus constituting part of the Registration Statement on Form S-1 of Cyber Dialogue Inc. (the "Registration Statement").

                                   Netscape Communications Corporation


                                   By:     /s/ Sheila A. Clark
                                      ---------------------------------
                                   Name:   Sheila A. Clark
                                   Title:  Vice President



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                                                               EXHIBIT A

NETSCAPE

Netscape launched the first widely installed Web browser software and is now part of America Online. Netscape has been an Internet Strategies Group subscriber since March 1997. In 1999, Netscape asked us to analyze the Netcenter portal visitor databases to uncover insights that would enable them to improve traffic retention and identify new revenue opportunities. By analyzing Netcenter's registration and behavioral data, we were able to build predictive models that enabled Netcenter to identify and target their most valuable site visitors. The resulting e-mail campaigns led to an increase in site traffic, software downloads and campaign responses, and ultimately worked to strengthen customer relationships and site loyalty. Since completion of this project, Netscape has asked Cyber Dialogue to assist with visitor retention, and to measure for a year how users adopt Netcenter services.